Exhibit 99.1

Provention Bio Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Business Update

-Company resubmits Biologics License Application (BLA) for teplizumab for the delay of clinical type 1 diabetes (T1D) in at-risk individuals to the U.S. Food and Drug Administration (FDA)-

RED BANK, N.J., February 24, 2022 - Provention Bio, Inc. (Nasdaq: PRVB), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated disease, today reported financial results for the fourth quarter and full year ended December 31, 2021, and provided a business update.

“Our priorities in the second half of 2021 focused predominantly on addressing the FDA’s pharmacokinetic (PK) comparability considerations, culminating in our recent resubmission of the teplizumab BLA for the delay of clinical type 1 diabetes in at-risk individuals. Throughout the year we generated strong momentum in progressing our entire portfolio of clinical-stage candidates targeting the interception and prevention of serious, debilitating, and life-threatening autoimmune diseases,” stated Ashleigh Palmer, Chief Executive Officer & Co-Founder, Provention Bio.

Palmer continued, “2021 highlights included the FDA advisory committee vote in favor of teplizumab’s approval in at-risk type 1 diabetes; the completion of enrollment in our ongoing Phase 3 PROTECT trial of teplizumab in newly diagnosed T1D patients; the initiation of our PREVAIL-2 trial of PRV-3279 in systemic lupus erythematosus; the topline interim results from our Phase 1 trial of PRV-101, our vaccine candidate against coxsackievirus B; and the ongoing enrollment of our trial in celiac disease with PRV-015. We also continued to attract a number of highly-qualified leaders to our team, as we position ourselves for success with teplizumab’s near-term commercial opportunity; the longer-term progression of our development pipeline; and the realization of our conceptual platform aimed at bringing about a paradigm shift in the management of autoimmune disease.”

Fourth Quarter 2021 and Recent Corporate Highlights:

Company Resubmits Biologics License Application (BLA) for Teplizumab for the Delay of Clinical Type 1 Diabetes in At-Risk Individuals

Earlier this week, the Company announced that it had resubmitted the BLA for teplizumab for the delay of clinical type 1 diabetes (T1D) in at-risk individuals to the U.S. Food and Drug Administration following the Complete Response Letter (CRL) that was issued in July of 2021. Under applicable FDA guidelines, the FDA has 30 days to review the resubmission, determine whether it is complete and acceptable for review, and provide a review goal date. FDA guidance is to complete its review within 6 months of the BLA resubmission date.

In January, the Company announced the completion of a Type B pre-BLA resubmission meeting during which the FDA proposed, and the Company agreed, to use PK modeling to adjust the 14-day dosing regimen for the planned commercial product to match the exposure of clinical material used in prior clinical trials by ensuring that the 90% confidence intervals for relevant PK parameters fall within the target 80-125% range. On this basis, the FDA agreed that Provention could proceed to resubmit the BLA.

In September 2021, the Company also announced the completion of a separate Type A meeting with the FDA during which several considerations related to product quality that were cited in the CRL were discussed. The Company believes that the information provided in the BLA resubmission, although subject to FDA review, addresses these product quality considerations. As it relates to the deficiencies noted during the recent general inspection at a fill/finish facility used by the Company mentioned in the CRL, this facility’s inspection was closed out by the FDA in August of 2021.

PROTECT Phase 3 Trial Evaluating Teplizumab in Patients with Recent Onset of Type 1 Diabetes

The Company is currently evaluating teplizumab in patients with newly diagnosed insulin-dependent T1D in the Phase 3 PROTECT study. The Company reached the target enrollment of 300 patients during the third quarter of 2021. Given the challenges the COVID pandemic has presented to clinical trials across the industry, the Company ultimately exceeded the enrollment target by approximately ten percent to ensure there were a sufficient number of evaluable patients. The Company currently expects to report top-line data from the Phase 3 PROTECT study in the second half of 2023, subject to change for any potential COVID-19 related, regulatory-related or other interruptions, including those related to PK comparability of the proposed commercial product.

PREVAIL Phase 2a Trial Evaluating PRV-3279 in Systemic Lupus Erythematosus

In January, the Company initiated a Phase 2a trial of PRV-3279 in Systemic Lupus Erythematosus, an investigational DART® (bispecific antibody-based molecule) targeting the B-cell surface proteins CD32B and CD79B.

The PREVAIL-2 study is a Phase 2a proof-of-concept (POC) study in moderate-to-severe SLE patients induced into response with a short course of corticosteroids, and then monitored for relapse, after randomization to either PRV-3279 or placebo treatment. This design enables the withdrawal of most concomitant medications and clear POC evaluation. The study will be conducted in the US and Hong Kong. Screening has commenced in the US with the goal of identifying and enrolling approximately 100 patients to 6 monthly infusions of PRV-3279 or placebo, with primary efficacy readout at 24 weeks. PRV-3279 was well-tolerated in a prior single ascending dose Phase 1 study and a multiple ascending dose Phase 1b study, PREVAIL-1, establishing proof of mechanism with long-lasting inhibition of B cell function as shown by reduction in IgM production 8 weeks post last dose of PRV-3279. These results, together with observations that CD32B genetic variants are associated with SLE, and that PRV-3279 inhibits B cells isolated from SLE patients, support evaluation in SLE. The Company anticipates reporting top line results from the PREVAIL-2 study in the first half of 2024.

PROACTIVE Phase 2b Study of Ordesekimab (AMG 714/PRV-015) in Non-Responsive Celiac Disease

The Company is conducting a Phase 2b dose-finding, placebo-controlled study of ordesekimab (AMG 714/PRV-015), an investigational anti-interleukin-15 monoclonal antibody in adults with non-responsive celiac disease. The study expects to enroll 220 adult celiac patients not responding to gluten-free diet.

Due to the impacts of COVID-19 on certain aspects of medical care during the pandemic, such as temporary halting of elective endoscopy procedures, lack of prioritization of chronic non-life-threatening conditions, reduced exposure to gluten due to reductions of travel and dining out, the Company is experiencing enrollment delays that have extended the enrollment target. The Company announced that it expects top-line results from this study by the end of 2023.

PROVENT Phase 1 Healthy Volunteer Study of PRV-101 Coxsackievirus B Vaccine (CVB)

In October of 2021, the Company announced positive interim top-line results from the PROVENT (PROtocol for coxsackievirus VaccinE in healthy voluNTeers) study, a first-in-human study of its polyvalent inactivated CVB vaccine candidate, PRV-101. The Company is developing PRV-101 for the prevention of acute CVB infection and the potential delay or prevention of T1D and celiac disease.

In the interim analysis, PRV-101 met the safety primary endpoint demonstrating that it was well tolerated in this study, with no treatment-emergent Serious Adverse Events, Adverse Events of Special Interest, or Adverse Events that led to study drug discontinuation or study withdrawal. PRV-101 also met the secondary efficacy endpoint as it induced high titers of viral neutralizing antibodies against all CVB serotypes included in the vaccine, in a dose dependent fashion. The Company has presented the results at the 14th Annual Network for Pancreatic Organ Donors with Diabetes (nPOD) Annual Meeting in January of 2022. An additional 6-month safety and efficacy follow up has been conducted and final results from the trial are expected in the first half of 2022.

Corporate Highlights:

In the fourth quarter of 2021, the Company announced several key leadership additions:

●	Thierry Chauche joined the Company in December as Chief Financial Officer, following the retirement of Andrew Drechsler
●	Christina Yi joined the Company in December as Chief Operations Officer
●	Benedict Osorio was promoted in December to the role of Chief Quality Officer
●	Jan Hillson, M.D. joined the Company in November as Senior Vice President of Clinical Development
●	Miguel Sanjuan, Ph.D. joined the company in November as Senior Vice President of Research and Early Development

Financial Highlights:

As of December 31, 2021, Provention had cash, cash equivalents and marketable securities of $127.1 million.

Net loss for the fourth quarter of 2021 was $25.8 million, or $0.41 per basic and diluted share, compared to a net loss of $32.6 million, or $0.58 per basic and diluted share, for the fourth quarter of 2020. The decrease in net loss during the fourth quarter of 2021 related to lower non-cash, stock-based compensation expense primarily attributable to stock options with performance-based metrics, related to the initial teplizumab BLA submission and the completion of certain teplizumab CMC activities, that vested in the prior year period. Also contributing to the decrease in net loss during the 2021 period were lower manufacturing costs for teplizumab and our PRV-101 CVB vaccine program and lower teplizumab regulatory costs related to the initial BLA submission. This was partly offset by increased costs for our pre-commercial activities and our recently initiated PREVAIL (PRV-3279) Phase 2a study.

Cash-based operating expense for the fourth quarter 2021 was $23.9 million, which excludes non-cash, stock-based compensation expense of $2.6 million and depreciation expense of $0.1 million.

Net loss for the full year of 2021 was $114.4 million, or $1.81 per basic and diluted share, compared to a net loss of $98.6 million, or $1.88 per basic and diluted share, for the full year of 2020. The increase in net loss was driven by additional research and development costs for the PROTECT study (teplizumab), the PROACTIVE study (PRV-015) and the PREVAIL study (PRV-3279), as well as increased expenses for pre-commercial, medical affairs and general and administration as we began to build out our infrastructure for our potential commercialization. This increase in expenses was partly offset by lower manufacturing costs for teplizumab and our PRV-101 CVB vaccine program and lower regulatory costs related to the initial teplizumab BLA submission incurred in the prior year. Cash-based operating expense for the year ended December 31, 2021 was $104.7 million, which excludes non-cash, stock-based compensation expense of $11.8 million and depreciation expense of $0.4 million.

During the fourth quarter and year ended December 31, 2021, Provention Bio recognized collaboration revenue of $0.7 million and $1.4 million, respectively, under its License Agreement with Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd. (Huadong), which represents certain amounts recognized in connection with the upfront license payment and research, development and manufacturing funding the Company has received from Huadong.

The Company expects its cash-based operating expenses to be in the range of $25 to $29 million for the first quarter of 2022. Based on the Company’s current business plans, management believes that its cash, cash equivalents and marketable securities on hand at December 31, 2021, are sufficient to meet the Company’s operating requirements for at least the next 12 months from the issuance of these financial statements. However, if the teplizumab BLA is approved, the company will need additional capital to fund increases in costs related to commercialization and the payment of potential milestones triggered under its current agreements, including with MacroGenics.

Conference Call and Webcast Information:

Provention Bio will discuss these business updates and fourth quarter and full year financial results via conference call today at 8:00 am ET. To access the call, please dial 1-888-347-7861 (domestic) or 1-412-902-4247 (international) ten minutes prior to the start time and ask to be connected to the “Provention Bio Call.” An audio webcast will also be available on the “Events and Webcasts” page of the Investors section of the Company’s website, www.proventionbio.com. An archived webcast will be available on the Company’s website approximately two hours after the conference call.

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company focused on advancing the development of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated disease. The Company’s pipeline includes clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in autoimmune diseases, including type 1 diabetes, celiac disease and lupus. Visit www.ProventionBio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information:

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward Looking Statements:

Certain statements in this press release are forward-looking, including but not limited to, statements relating to our product pipeline and delivery of key catalysts throughout the course of the next 24 months; the Company’s planned regulatory interactions; the medical need in T1D at-risk patients, the potential therapeutic effects and safety of teplizumab in at-risk T1D patients, and the Company’s potential ability to successfully address the FDA’s PK comparability, product quality and other considerations in the BLA resubmission; the FDA’s review and potential approval of teplizumab and potential regulatory and commercialization timeline; the potential impact of FDA decisions on PK comparability and the BLA resubmission on the PROTECT study; anticipated timing for the Phase 2a trial of PRV-3279; anticipated enrollment in the PROACTIVE study; anticipated timing for the final results of the PROVENT study; anticipated timing of top-line results for our product candidates; our current expectations regarding the ability of our cash, cash equivalents and marketable securities to fund our current operating requirements for at least the next 12 months; and expected cash-based operating expenses for the first quarter of 2022. These statements may be identified by the use of forward-looking words such as “will,” “may,” “believe,” and “expect,” among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to delays in or failure to obtain FDA approvals for teplizumab or in the development plans for the Company’s other Company product candidates and the potential for noncompliance with FDA regulations and requirements; any inability to successfully work with the FDA to find a satisfactory solution to address its concerns in a timely manner or at all, including during the FDA’s review of the teplizumab BLA resubmission; any inability of the BLA resubmission or our response to FDA requests to satisfactorily address other matters cited in the CRL including relating to PK comparability, product quality, the safety update required by the FDA or any other FDA requirements for an approval of teplizumab; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; the Company’s dependence upon third parties; substantial competition; the Company’s need for additional financing and the risks listed under “Risk Factors” in the Company’s quarterly report on Form 10-K for the full year ended December 31, 2021 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Corporate Contact:

Robert Doody, VP of Investor Relations

rdoody@proventionbio.com

484-639-7235

###Financial Tables to Follow

Provention Bio, Inc.

Selected Financial Data

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	(unaudited)
Statement of Operations Data:
Collaboration revenue	$717	$—	$1,395	$—
Operating expenses:
Research and development	15,248	20,581	69,627	66,360
General and administrative	11,329	12,039	47,346	33,327
Total operating expenses	26,577	32,620	116,973	99,687
Loss from operations	(25,860)	(32,620)	(115,578)	(99,687)
Interest income, net	32	44	146	583
Loss before income tax benefit	(25,828)	(32,576)	(115,432)	(99,104)
Income tax benefit	—	—	1,000	523
Net loss	$(25,828)	$(32,576)	$(114,432)	$(98,581)

Net loss per common share, basic and diluted	$(0.41)	$(0.58)	$(1.81)	$(1.88)
Weighted average common shares outstanding, basic and diluted	63,375	56,502	63,101	52,457

	December 31, 2021	December 31, 2020
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$127,132	$121,824
Total assets	$135,621	$128,519
Total liabilities	$24,887	$17,445
Accumulated deficit	$(292,074)	$(177,642)
Total stockholders’ equity	$110,734	$111,074